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                                                                    EXHIBIT 3.12


CERTIFICATE OF INCORPORATION

OF

PRICE PUBLISHING CORPORATION

(Under Section 402 of the Business Corporation Law)
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The undersigned, a natural person over the age of eighteen
years, desiring to form a corporation pursuant to Section 402 of the Business Corporation Law of the State of New York, hereby certifies:

FIRST:  The name of the corporation is PRICE PUBLISHING
CORPORATION, hereinafter called "the Corporation."

SECOND: The purpose for which the Corporation is formed is as follows: To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of New York; provided, however, that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any State official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the Corporation in the State of New York shall be located in the City of New York and County of New
York.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares, of which Five Hundred (500) shares shall be Common Stock, par value one cent (1-cent-) per share, and Five Hundred (500) shares shall be Preferred Stock, par value one cent (1-cent-) per share. The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of the Common Stock and the Preferred Stock are as follows:

A. Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series of Preferred Stock and, subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issue of, or providing for a change in the number of, shares of any particular series and by filing a certificate pursuant to the New York Business Corporation Law, to establish or change the number of shares to be included in each such series and to fix the designation and relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed 500);

(ii) the dividend rate on shares of such series, whether dividends shall be cumulative and, if so, from which date or dates;

(iii) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and the manner of selecting shares for redemption of less than all shares of such series are to be redeemed;



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(iv)   the obligation, if any, of the Corporation to retire
       shares of such series pursuant to a sinking fund;

(v) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(vi) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(vii) the rights of the shares of series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(viii) whether or not the holders of shares of series shall have any preemptive rights with respect to issuance of any class of equity shares of the Corporation, with respect to the granting by the Corporation of rights or options to purchase its equity shares of any class or the issuance of shares or other securities convertible into or carrying rights or options to purchase its equity shares of any class;

(ix) any other relative rights, preferences and limitations of such series.

B. Common Stock. Subject to all of the rights of the Preferred Stock, and except as may be expressly provided with respect to the Preferred Stock herein, by law or by the Board of Directors pursuant to paragraph (A) of this Article FOURTH:

(1) the entire voting power for the election of directors and in any corporate proceeding and upon any matter or question whatever appertaining to the Corporation shall be vested exclusively in the holders of the shares of Common Stock;

(2) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

(3) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

FIFTH: The holders of the Common Stock of the Corporation shall have no preemptive rights with respect to issuance of Common Stock or any other class of equity shares of the Corporation, nor with respect to the granting by the Corporation of rights or options to purchase its equity shares of any class or the issuance of shares or other securities convertible into or carrying rights or options to purchase its equity shares of any class.

SIXTH: The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is: Price Publishing Corporation, 45 Rockefeller Plaza, New York, New York 10020, Attention: Robert Price, President.

SEVENTH: The Corporation shall, to the full extent authorized by law, indemnify any present or former officer or director of the Corporation or the personal representatives thereof, made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation, or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at the request of the Corporation, against judgments, fines (including excise taxes assessed on such a person in connection with service to an employee benefit plan), amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding or any appeal therein. For purposes of this Article SEVENTH, the Corporation shall be deemed to have requested such present or former officer or director to serve an employee benefit plan where the performance by such person of his duties of the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan. The foregoing right of indemnification shall not be deemed exclusive of any and other rights to which any such person, his testator or intestate, may be entitled apart from this Article SEVENTH.

IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 15th day of May, 1985.


/s/ Anita R. Golbey
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Anita R. Golbey
Sole Incorporator
300 Park Avenue
New York, New York 10022